Exhibit 4.20

                                                                  EXECUTION COPY









                                U.S. $203,000,000

                                CREDIT AGREEMENT

                         Dated as of September 23, 2002



                                      Among



                           St. Helen Holding III Ltd.,

                                  as Borrower
                                  -- --------


                                       and



                               ABN AMRO BANK N.V.,

                                    as Lender
                                    -- ------


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                                       ii


                                Table of Contents

                                                                            Page


                   ARTICLE I DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms............................................1
SECTION 1.02. Computation of Time Periods......................................7
SECTION 1.03. Accounting Terms.................................................7

                   ARTICLE II AMOUNTS AND TERMS OF THE ADVANCE

SECTION 2.01. The Advance......................................................8
SECTION 2.02. Making the Advance...............................................8
SECTION 2.03. Repayment........................................................8
SECTION 2.04. Interest.........................................................8
SECTION 2.05. Interest Rate Determination......................................8
SECTION 2.06. Optional Prepayments.............................................8
SECTION 2.07. Increased Costs..................................................9
SECTION 2.08. Illegality.......................................................9
SECTION 2.09. Payments and Computations.......................................10
SECTION 2.10. Taxes...........................................................10
SECTION 2.11. Use of Proceeds.................................................12

               ARTICLE III CONDITIONS TO EFFECTIVENESS AND LENDING

SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01...........12

                    ARTICLE IV REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Borrower..................13

                               ARTICLE V COVENANTS

SECTION 5.01. Affirmative Covenants...........................................13
SECTION 5.02. Negative Covenants..............................................14

                          ARTICLE VI EVENTS OF DEFAULT

SECTION 6.01. Events of Default...............................................14

                            ARTICLE VII MISCELLANEOUS

SECTION 7.01. Amendments, Etc.................................................16
SECTION 7.02. Notices, Etc....................................................16

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                                      iii

SECTION 7.03. No Waiver; Remedies.............................................16
SECTION 7.04. Binding Effect..................................................17
SECTION 7.05. Participations..................................................17
SECTION 7.06. Confidentiality.................................................17
SECTION 7.07. Governing Law...................................................17
SECTION 7.08. Execution in Counterparts.......................................18
SECTION 7.09. Jurisdiction, Etc...............................................18
SECTION 7.10. Waiver of Jury Trial............................................18

Exhibits
--------

Exhibit A - Form of Promissory Note

Exhibit B - Form of Disbursement Request

Exhibit C - Form of Stand-by Export Agreement

Exhibit D - Form of Guaranty

                                CREDIT AGREEMENT

                         Dated as of September 23, 2002

          CREDIT AGREEMENT, dated as of September 23, 2002 (this "Agreement"), among St. Helen Holding III Ltd., an exempted company incorporated and existing under the laws of the Cayman Islands, as borrower (the "Borrower") and ABN Amro Bank N.V., a bank duly organized and existing under the laws of the Netherlands, as lender (the "Lender").

          WHEREAS, the Borrower has requested that the Lender make an advance to it in aggregate principal amount of $203,000,000 to finance the purchase of certain notes issued by Voto-Votorantim Overseas Trading Operations N.V. from St. Helen Holding II B.V. and to make certain investments with ABN Amro Bank N.V., and the Lender is prepared to make such Advance upon and subject to the terms and conditions hereof;

          WHEREAS, the Stand-by Exporter has agreed to supply Products (as defined below) to the Borrower for resale by the Borrower to third persons to the extent necessary to permit the Borrower to make the payments required by this Agreement; and

          WHEREAS, the Guarantors have agreed to guaranty payment and performance by the Borrower of its obligations under this Agreement.

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Advance" means an advance by a Lender to the Borrower pursuant to
     Article II.

          "Agreement" means this Credit Agreement.

          "Applicable Lending Office" means the Lender's Domestic Lending
     Office.

          "Availability Period" a period of 30 days, commencing on the Effective Date, during which the Lender is obligated to make an Advance in accordance with Section 2.01(a) of this Agreement.

          "Borrowing" means the borrowing consisting of the Advance.

          "Business Day" means a day (other than Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City, New York,



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                                       2




     London, England and Sao Paulo, Brazil, and, with respect only to any determination of a LIBOR, that is also a day on which dealings in Dollar deposits are carried out in the London interbank market. The Borrower shall notify the Lender of each day (other than a Saturday or Sunday) on which commercial banks in Sao Paulo, Brazil are authorized or required to be closed (except that the Lender shall be deemed to have notice that New Year's Day (January 1), Sao Paulo City Foundation Day (January 25), Tiradentes Day (April 21), Labor Day (May 1), 1932 Revolution Day (July 9), Brazilian Independence Day (September 7), Brazilian Patron Saint Day (October 12), All Soul's Day (November 2), Republic Day (November 15) and Christmas Day (December 25) are such days and VCP shall not be required to provide any such notice with respect to any such days).

          "Capital Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          "Capital Stock" means any and all shares, interests, participations, quotas or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a Person other than a corporation and any and all warrants or options to purchase any of the foregoing.

          "Cash Account" means the account maintained by the Lender at ABN Amro N.V. - New York branch, account no. 574-07000-2941, chips 958.

          "Cash Equivalents" means any of the following: (a) readily marketable direct obligations of the government of the United States of America or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the Untied States, (b) insured certificates of deposit of or time deposits with the Lender or a member of the Federal Reserve System, issues (or the parent of which issues) commercial paper rated as described in clause (c), is organized under the laws of the United States of America or any State (or the District of Columbia) thereof and has combined capital and surplus of at least $1,000,000,000, (c) commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any State (or the District of Columbia) of the United States of America and rated at least "Prime-1" (or the then equivalent grade) by Moody's and "A-1" (or the then equivalent grade) by S&P, or (d) other investments considered as cash equivalents under Brazilian GAAP.

          "Commitment" has the meaning specified in Section 2.01.

          "Confidential Information" means information that the Borrower furnishes to the Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available such Lender from a source other than the Borrower, which source is not subject to a


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     confidentiality agreement or undertaking with respect to such information that is known to the Lender.

          "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

          "Credit Documents" means this Agreement, the Note, the Guaranty and the Stand-by Export Agreement.

          "Credit Parties" means the Borrower, VCP and VCP Exportadora.

          "Debt" means, with respect to any Person (determined without duplication): (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than trade payables (whether payable to affiliates or other Persons) incurred in the ordinary course of such Person's business, but only if and for so long as such trade payables remain payable on customary trade terms, and accrued expenses incurred in the ordinary course of business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar documents, (d) all obligations, contingent or otherwise, of such Person in connection with any securitization of any products, receivables or other Property, (e) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or the lender under such agreement in the event of default are limited to repossession or sale of such Property), (f) all Capital Lease Obligations and similar obligations under "synthetic leases" of such Person, (g) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit, financial guaranty insurance policies or similar extensions of credit (excluding trade payables to the extent excluded from clause (b)), (h) all obligations of such Person to redeem, retire, defease or otherwise make any payment in respect of any Capital Stock of such Person, (i) all net obligations of such Person in respect of any interest rate protection agreement or any currency swap, cap or collar agreement or similar arrangement entered into by such Person providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies (but without regard to any notional principal amount relating thereto), (j) all Debt of other Persons referred to in clauses (a) through (i) or clause (k) that is guaranteed by such Person and (k) all Debt referred to in clauses
     (a) through (j) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on Property of such Person even though such Person has not assumed or become liable for the payment of such Debt.

          "Debt Service Coverage Ratio" means, as of the last day of any fiscal quarter of VCP, the ratio (expressed as a decimal) of: (a) the sum of: (i) EBITDA for the four consecutive fiscal quarters ending on such day plus
     (ii) the amount of cash on VCP's Consolidated balance sheet as of such day plus (iii) the sum of, for each marketable security (including Cash Equivalents) on VCP's Consolidated balance sheet as of such day, the lower of: (A) the face value and (B) the market value of such marketable security as of such day, to (b) the amount of Total Debt that is scheduled to mature during the four consecutive fiscal quarters after such day plus the actual Interest Expense incurred during the four consecutive fiscal quarters ending on such day. For the purpose of clarification,



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     the calculation of Debt Service Coverage Ratio (and all components thereof)
     shall be made using Brazilian GAAP.

          "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          "Deposit" means a deposit in the amount of U.S. $50,000,000 made in the Cash Account by VCP Trading, Votorantrade and VCP Exportadora.

          "Disbursement Request" has the meaning specified in Section 2.02.

          "Domestic Lending Office" means the office of such Lender at ABN AMRO Bank N.V., Av. Paulista, 1374 15(0) andar, 01310916 Sao Paulo, SP, Brazil.

          "EBITDA" means, during any period, the total earnings of VCP (on a consolidated basis) before income taxes, Interest Expense, depreciation and amortization during such period, eliminating from the calculation of such earnings: (a) any net income or gain (or net loss), net of any tax effect, during such period from any extraordinary items, (b) any interest income during such period, (c) gains or losses during such period on the sale of Property (other than the sale of inventory in the ordinary course of business), (d) any other extraordinary non-cash items deducted from or included in the calculation of pre-tax net income for such period (other than items that will require cash payments and for which an accrual or reserve has been, or is required by GAAP to be, made), (e) the EBITDA for such period of any Subsidiaries or other Property disposed of or discontinued during such period and (f) any net income or gain (or net loss) on any foreign exchange transactions or net monetary positions.

          "Effective Date" has the meaning specified in Section 3.01.

          "Events of Default" has the meaning specified in Section 6.01.

          "Final Interest Period" means, the period commencing on June 27, 2003 and ending on September 23, 2003.

          "Fiscal Semester" means each period from and including January 1 through and including June 30 of each year and from and including July 1 through and including December 31 of each year.

          "GAAP" means, with respect to any Person, the generally accepted accounting principles (as in effect from time to time) applicable to it in its home jurisdiction.

          "Guarantors" means VCP and VCP Exportadora.

          "Guaranty" means the Guaranty executed by the Guarantors in favor of the Lender in the form attached hereto as Exhibit D.

          "Indenture" means the Indenture dated as of June 27, 1997 among the Issuer, JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank, New York), as



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     Registrar, Transfer Agent and Paying Agent, JPMorgan Chase Bank, London
     branch (formerly known as The Chase Manhattan Bank, London Branch), as Transfer Agent and Paying Agent, JP Morgan Bank Luxembourg S.A. (formerly known as The Chase Manhattan Bank Luxembourg S.A.) as Paying Agent, JPMorgan Trust Bank (formerly known as Chase Trust Bank), as Principal Paying Agent and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank, New York), as Trustee, as from time to time amended.

          "Initial Interest Period" means, the period commencing on the date of the disbursement of the Advance and ending on but excluding December 27, 2002.

          "Interest Expense" means, for any period, interest (or similar) expense on the Debt of VCP (on a consolidated basis), including (without duplication): (a) fees (including commitment fees and insurance premiums),
     (b) net payments under any interest rate protection agreement or other hedging agreement, (c) the interest portion of any deferred payment obligations, (d) all fees and charges owed with respect to letters of credit or performance or other bonds, (e) all accrued or capitalized interest, (f) any amortization of debt discount and (g) all but the principal component of payments relating to Capital Lease Obligations.

          "Interest Period" means, each of (i) the period commencing on the date of the disbursement of the Advance and ending on but excluding December 27, 2002, and, thereafter, (ii) period commencing on December 27, 2002 and ending on but excluding June 27, 2003 and, thereafter, (iii) period commencing on June 27, 2003 and ending on but excluding the Maturity Date.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "Issuer" means Voto-Votorantim Overseas Trading Operations N.V., a Netherlands Antilles public limited liability company (naamloze vennootschap), and its successors and assigns.

          "Lender" means ABN Amro Bank N.V., a bank duly organized and existing under the laws of the Netherlands.

          "Lender's Account" means the account of the Lender maintained by the Lender at ABN Amro Bank N.V. New York Branch, number 574-07000-2941 CHIPS 958 - I.N.O. ABN Amro Bank N.V. Amsterdam.

          "Lien" means any mortgage, lien, pledge, usufruct, fiduciary transfer (alienacao fiduciaria), charge, encumbrance or other security interest or any preferential arrangement (including a securitization) that has the practical effect of creating a security interest.

          "Loan" means the loan made pursuant to this Agreement and evidenced by the Note.


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                                       6


          "Margin" means, as of any date, 5.0% p.a.

          "Material Adverse Effect" means a material adverse effect on: (a) the business, condition (financial or otherwise), operations, performance or Properties of the Borrower and its Subsidiaries (taken as a whole), (b) the ability of any Credit Party to perform its obligations under the Credit Documents to which it is a party or (c) the rights and/or remedies of the Lender hereunder or under any of the other Credit Documents (it being understood that whether or not something has a material adverse effect shall take into account (to the extent relevant) any insurance, indemnities, rights of contribution and/or similar rights and claims available and applicable so long as consideration is given to the nature and quality of, and likelihood of recovery under, such insurance, indemnities, rights of contribution and/or similar rights and claims).

          "Maturity Date" means September 23, 2003, or such earlier date as may occur upon any acceleration of the Loan pursuant to Section 6.01.

          "Net Debt" means, as of the last day of any Fiscal Semester of VCP, its Total Debt as of such date minus the sum of: (a) the aggregate amount of cash on its Consolidated balance sheet as of such day plus (b) the sum of, for each marketable security (including Cash Equivalents) on VCP's Consolidated balance sheet as of such day, the lower of: (i) the face value and (ii) the market value of such marketable security as of such day. For the purpose of clarification, the calculation of Net Debt (and all components thereof) shall be made using Brazilian GAAP.

          "Net Debt to EBITDA Ratio" means, as of the last day of any Fiscal Semester of VCP, the ratio (expressed as a decimal) of: (a) its Net Debt as of such day to (b) EBITDA for the two most recent Fiscal Semesters ending on such date. For the purpose of clarification, the calculation of Net Debt to EBITDA Ratio (and all components thereof) shall be made using Brazilian GAAP.

          "Note" means a promissory note of the Borrower payable to the order of the Lender, in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Advance made by such Lender.

          "Payment Date" has the meaning ascribed to such term in Section 2.04 hereof.

          "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

          "Products" means wood pulp, coated and uncoated papers and other products, in each case produced by or sold to the Stand-by Exporter in Brazil.

          "Property" of any Person means any property, rights or revenues, or interest therein, of such Person.


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          "Securities Purchase" means the purchase by the Borrower of
     $200,000,000 aggregate principal amount of 8.50% Notes due 2005 issued by the Issuer pursuant to the Indenture.

          "Stand-by Export Agreement" means the agreement between the Stand-by Exporter and the Borrower in the form attached hereto as Exhibit C.

          "Stand-by Exporter" means VCP Exportadora.

          "Subsidiary" means, with respect to any Person, any corporation or other entity more than 50% of the Voting Stock in which is owned or controlled, directly or indirectly, by such Person and/or by any Subsidiary of such Person.

          "Total Capitalization" means, as of the last day of any fiscal quarter of VCP, the sum of: (a) the Total Debt as of such day plus (b) the net worth of VCP (on a consolidated basis) as of such day plus (c) without duplication of clause (b), the sum of minority interests in other Persons held by VCP (on a Consolidated basis) as of such day.

          "Total Debt" means, as of the last day of any fiscal quarter of VCP, the aggregate outstanding principal amount of Debt of VCP (on a Consolidated basis) as of such day.

          "Total Debt to Total Capitalization Ratio" means, as of the last day of any Fiscal Semester of VCP, the ratio (expressed as a decimal) of: (a) the Total Debt as of such day to (b) the Total Capitalization as of such day. For the purpose of clarification, the calculation of the Total Debt to Total Capitalization Ratio (and all components thereof) shall be made using Brazilian GAAP.

          "VCP" means Votorantim Celulose E Papel S.A., a Brazilian corporation.

          "VCP Exportadora" means VCP Exportadora E Participaoes S.A., a Brazilian corporation.

          "VCP Trading" means VCP Trading N.V., a Netherlands Antilles corporation.

          "Voting Stock" of a Person means Capital Stock in such Person having power to vote for the election of directors or similar officials of such Person or otherwise voting with respect to actions of such Person (other than such Capital Stock having such power only by reason of the happening of a contingency).

          "Votorantrade" means Votorantrade N.V., a Netherlands Antilles corporation.

          SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

          SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

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                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCE

          SECTION 2.01. The Advance. The Lender agrees, on the terms and conditions hereinafter set forth, to make Advance to the Borrower on any Business Day during the period from the Effective Date until the end of the Availability Period in an aggregate amount equal to $203 ,000,000 (such Lender's "Commitment").

          SECTION 2.02. Making the Advance. The Borrowing shall be made on notice in substantially the form of Exhibit B hereto (a "Disbursement Request"), given not later than 11:00 A.M. (New York City time) on the Business Day of the proposed Borrowing by the Borrower to the Lender. The Disbursement Request shall specify therein the requested (i) date of such Borrowing and (ii) the aggregate amount of such Borrowing. The Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office the amount of the Advance. Upon fulfillment of the applicable conditions set forth in Article III, the Lender will make such funds available to the Borrower.

          SECTION 2.03. Repayment. The Borrower shall repay to the Lender on the Maturity Date the aggregate principal amount of the Advance then outstanding.

          SECTION 2.04. Interest. The Borrower shall pay interest on the unpaid principal amount of the Advance owing to the Lender from the date of such Advance until such principal amount shall be paid in full, at a rate per annum equal at all times to the sum of (x) LIBOR in effect from time to time, determined in accordance with Section 2.05 hereof, plus (y) the Margin, payable in arrears on December 27, 2002, June 27, 2003 and September, 23, 2003 and, if the Advance shall be paid in full prior to the Maturity Date, on the date such Advance shall be paid in full (each such payment date, the "Payment Date").

          SECTION 2.05. Interest Rate Determination. LIBOR shall, for any Interest Period, be determined on the basis of the London interbank offered rate for (i) three-month deposits in US Dollars, with respect to the Initial Interest Period and the Final Interest Period, and (ii) six month-deposits in US Dollars, with respect to the Interest Period beginning on December 27, 2002 and ending on June 27, 2003, in each case, in an amount approximately equal to the principal amount of the Advance and for a period approximately equal to such Interest Period, shown on the display page designated British Bankers Association Interest Settlement Rates, Bloomberg Page, or such other page as may replace that page in that service, at approximately 11:00 a.m., London time two Business Days prior to the first day of such Interest Period. The Lender shall give notice to the Borrower of the applicable interest rate determined by it for purposes of Section 2.04 no later that three Business Days prior to each Payment Date.

          SECTION 2.06. Optional Prepayments. The Borrower may, upon at least three Business Days' notice to the Lender stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amount of the Advance in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid. The Borrower may make such prepayment at any time without payment of any prepayment penalty or premium; provided that the Borrower shall


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                                       9


pay any break-funding cost associated with the payment of the Loan on a date other than the end of an Interest Period.

          SECTION 2.07. Increased Costs. (a) If, due to either (i) after the date of this Agreement, the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Lender of agreeing to make or making, funding or maintaining the Advance (excluding for purposes of this Section 2.10 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.10 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which the Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by the Lender, pay to the Lender additional amounts sufficient to compensate the Lender for such increased cost.

     (b) If the Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case after the date of this Agreement, affects or would affect the amount of capital required or expected to be maintained by the Lender or any corporation controlling the Lender and that the amount of such capital is increased by or based upon the existence of the Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by the Lender, the Borrower shall pay to the Lender, from time to time as specified by the Lender, additional amounts sufficient to compensate the Lender or such corporation in the light of such circumstances, to the extent that the Lender reasonably determines such increase in capital to be allocable to the existence of the Lender's commitment to lend hereunder. In making such demand, the Lender shall provide the Borrower with a certificate setting forth the method of calculation of the amount due under this Section as well as any further information reasonably requested by the Borrower.

     (c) Notwithstanding the foregoing, the Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.07 above as to it, it will use reasonable efforts to avoid or minimize the consequent of such event, including, without limitation, consistent with its internal policy and to extent legally permitted, to transfer the transaction contemplated under this Agreement to another branch of the Lender, if the making of such transfer would avoid the need for, or reduce the amount of, such increased cost or reduction, provided however, that such action shall not, in the judgment of the Lender, be economically or otherwise disadvantageous.

          SECTION 2.08. Illegality. (a) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation after the date of this Agreement makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for the Lender or its Domestic Lending Office to perform its obligations hereunder to make Advance or to fund or maintain the Advance hereunder, the Lender shall so notify the Borrower in writing, whereupon the obligation of the Lender to effect the Advance shall be terminated.

     (b) Upon receipt of such notice, the Borrower shall prepay in full the then outstanding principal amount of the Advance, together with accrued interest thereon, on either (a) the last day


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                                       10

of Interest Period applicable thereto if the Lender may lawfully continue to maintain and fund the Advance to such day or (b) within ten Business Days if the Lender may not lawfully continue to fund and maintain the Advance to such day.

     (c) Notwithstanding the foregoing, the Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.08 above as to it, it will use reasonably efforts to avoid or minimize the consequent of such event, including, without limitation, consistent with its internal policy and to extent legally permitted, to transfer the transaction contemplated under this Agreement to another branch of the Lender, if the making of such transfer would avoid the need for, or reduce the amount of, such increased cost or reduction, provided however, that such action shall not, in the judgment of the Lender, be economically or otherwise disadvantageous.

     (d) Prepayment pursuant to this Section 2.08 shall be made without premium or penalty.

          SECTION 2.09. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Note, not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Lender at the Lender's Account in same day funds.

     (b) All computations of interest shall be made by the Lender on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest are payable. Each determination by the Lender of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

     (c) Whenever any payment hereunder or under the Note shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of Advance to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          SECTION 2.10. Taxes. (a) Any and all payments by the Borrower to or for the account of the Lender hereunder or under the Note or any other documents to be delivered hereunder shall be made, in accordance with Section 2.12 or the applicable provisions of such other documents, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes, by the jurisdiction under the laws of which such Lender is organized or any political subdivision thereof or by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Note being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or any other documents to be delivered hereunder to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.10) such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and

(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) In addition, the Borrower shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Note or any other documents to be delivered hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Note or any other documents to be delivered hereunder (hereinafter referred to as "Other Taxes").

     (c) The Borrower shall indemnify the Lender for and hold it harmless against the full amount of Taxes or Other Taxes imposed on or paid by the Lender (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor.

     (d) Upon the Lender's written request, the Borrower shall, within 30 days from the date of such request, furnish to the Lender, at its address referred to in Section 7.02, the original or a certified copy of a receipt evidencing such payment to the extent such a receipt is issued therefor, or other written proof of payment of any Taxes paid in accordance with this Section 2.10.

     (e) The Lender shall, (i) provide information, documents, certificates, or other evidence concerning the nationality, residence or identity of the Lender ("Forms") and (ii) make and deliver any declaration or other similar claim, or satisfy any information or reporting requirements which are imposed by a statute, treaty, regulation or administrative practice of the taxing jurisdiction as a precondition to a whole or partial exemption from tax, assessment, or other governmental charge ("Declaration"); provided, however, that if any such Forms or Declarations require the disclosure of information that the Lender reasonably considers to be confidential the Lender shall give notice thereof to the Borrower and shall not be obligated to include in such forms or Declarations such confidential information. For any period with respect to which the Lender has failed to provide such Forms and Declarations (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring subsequent to the date on which such Forms or Declarations originally were required to be provided) the Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.10 with respect to Taxes imposed by reason of such failure; provided, however, that should the Lender become subject to Taxes because of its failure to deliver any Form or Declaration required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

     (f) If the Lender claims any additional amounts payable pursuant to this
Section 2.10, the Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of the Lender, be otherwise disadvantageous to the Lender.

     (g) If the Lender actually and finally realizes, by reason of a refund, deduction or credit of any Taxes paid or reimbursed by the Borrower pursuant to subsection (a) or (c) above in respect of payments under the Note or any other documents to be delivered hereunder, a current monetary benefit that it would otherwise not have obtained, and that would result in the total payments under this Section 2.10 exceeding the amount needed to make the Lender whole, the Lender shall pay to the Borrower, with reasonable promptness following the date on which it actually realizes such benefit, an amount equal to the lesser of the amount of such benefit or the amount of such excess, in each case net of all out-of-pocket expenses in securing such refund, deduction or credit.

          SECTION 2.11. Use of Proceeds. The proceeds of the Advance shall be available (and the Borrower agrees that it shall use such proceeds) (i) to finance the Securities Purchase on the date hereof and (ii) to make certain investments with ABN Amro Bank N.V.

                                  ARTICLE III.

                     CONDITIONS TO EFFECTIVENESS AND LENDING

          SECTION 3.01. Conditions Precedent to Effectiveness of Section 2.01.
Section 2.01 of this Agreement shall become effective on and as of the first date (the "Effective Date") on which the following conditions precedent have been satisfied:

          (a) This Agreement shall have been duly executed and delivered by the parties hereto.

          (b) The Lender shall have received a copy of all corporate approvals, licenses, authorizations, consents and approvals necessary to enter into the transaction contemplated under this Agreement.

          (c) The Borrower shall have notified the Lender in writing as to the proposed Effective Date.

          (d) The Lender shall have received on or before the Effective Date the Note payable to the order of the Lender.

          (e) The Lender shall have received the Disbursement Request on or before the Effective Date.

          (f) Votorantrade, VCP Trading, VCP Exportadora and the Borrower shall each have received from the Lender a letter confirming that the Deposit has been made in the Cash Account.

          (g) The Stand-by Exporter shall have executed the Stand-by Export Agreement.

          (h) The Guarantors shall have executed the Guaranty.

          (i) All representations and warranties set forth in Article IV shall be true and correct and there shall be no Default or Event of Default under this Agreement.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

          SECTION 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants as follows:

          (a) Each Credit Party is a corporation duly organized or incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or incorporated.

          (b) The execution, delivery and performance of the Credit Documents by the Credit Parties, and the consummation of the transactions contemplated hereby, are within the Credit Parties' corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Credit Parties' charter or by-laws or memorandum and articles of association or (ii) law or any contractual restriction binding on or affecting the Credit Parties.

          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Credit Parties of the Credit Documents.

          (d) The Credit Documents have been duly executed and delivered by the Credit Parties. The Credit Documents are the legal, valid and binding obligation of the Credit Parties enforceable against the Credit Parties in accordance with their respective terms.

                                    ARTICLE V

                                    COVENANTS

          SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will:

          (a) Compliance with Laws. Comply in all material respects with all applicable laws, rules, regulations and orders, unless the failure to comply with such laws, rules, regulations and orders would not have a Material Adverse Effect.

          (b) Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property if the failure to make such payment would have a Material Adverse Effect and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that the Borrower shall not be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

          (c) Preservation of Corporate Existence. Preserve and maintain its corporate existence.

          (d) Reporting Requirements. Furnish to the Lender:

               (i) as soon as available and in any event within 120 days after the end of each fiscal year of VCP, the Consolidated balance sheet of VCP and its Subsidiaries, setting forth in each case in comparative form the corresponding figures for the previous fiscal year, all reported on in conformity with generally accepted accounting principles in the VCP's country, accompanied by an opinion of an independent public accountants; and

               (ii) such other information respecting the Borrower as the Lender may from time to time reasonably request.

          (e) Pari Passu Treatment of Advances. Take all action necessary to ensure that its obligations under this Agreement will at all times constitute unconditional and unsubordinated general obligations ranking at least pari passu with all other present and future unsubordinated and unsecured obligations of the Borrower.

          SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or the Lender shall have any Commitment hereunder, the Borrower will not:

          (a) Funds in the Cash Account. Use the funds in the Cash Account, or grant a Lien on the Cash Account or the funds in the Cash Account except to the extent permitted in the agreements governing the Cash Account.

          (b) Export Agreement. Amend the Export Agreement in the amendment would have a Material Adverse Effect.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

          SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

          (a) The Borrower shall fail to pay any amount due and payable under this Agreement or the Note and such failure shall remain unremedied for 15 Business Days after written notice thereof shall have been given to the Borrower by the Lender; or

          (b) Any representation or warranty made by the Borrower herein or by the Borrower in any Credit Document shall prove to have been incorrect in any material respect when made, and such default is not cured within 45 Business Days from the notice thereof is received by the Borrower from the Lender; or

          (c) Any Credit Party shall fail to observe or perform any obligation on its part to be observed or performed under any Credit Documents (other than those specified in Section 6.01(a) if such failure shall remain unremedied for 45 Business Days after written notice thereof shall have been given to the Borrower by the Lender; or

          (d) Any Credit Party shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or notional amount of at least $10,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such Credit Party if such failure results in the Debt being declared immediately due and payable, or

          (e) Any proceeding shall be instituted by or against the Credit Parties seeking to adjudicate them a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of the Credit Parties or their debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for them or for any substantial part of their property and, in the case of any such proceeding instituted against them (but not instituted by them), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, them or for any substantial part of their property) shall occur; or the Credit Parties shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

          (f) VCP ceases to be, indirectly, the holder of at least 100% of the Borrower's Voting Stock if such change could be reasonably expected to have a Material Adverse Effect;

          (g) VCP's Net Debt to EBITDA Ratio as of the end of any Fiscal Semester shall exceed 3.0 on a Consolidated basis (it being understood that such ratio shall not be calculated until the delivery of the financial statements referred to in Section 5.1(d), but that any related Event of Default shall be considered to have begun as of the last day of the relevant Fiscal Semester);

          (h) the Debt Service Coverage Ratio as of the end of any fiscal quarter of VCP shall be less than 1.30 (it being understood that such ratio shall not be calculated until the delivery of the financial statements referred to in Section 5.1(d), but that any related Event of Default shall be considered to have begun as of the last day of the relevant fiscal quarter); or

          (i) the Total Debt to Total Capitalization Ratio as of the end of any Fiscal Semester of VCP shall exceed 0.70 (it being understood that such ratio shall not be calculated until the delivery of the financial statements referred to in Section 5.1(d), but that any related Event of Default shall be considered to have begun as of the last day of the relevant Fiscal Semester).

               (i) The Lender shall not have received an amount equal to $25,000,000 from VCP or any affiliate thereof for deposit in the Cash Account within 60 days from the Effective Date.

then, and in any such event, the Lender (i) may by notice to the Borrower, declare the obligation of the Lender to make Advance to be terminated, whereupon the same shall forthwith terminate, and (ii) may by notice to the Borrower, declare the Note, all interest thereon and all other amounts payable under this Agreement and the other Credit Documents to be forthwith due and payable, whereupon the Note, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, (A) the obligation of the Lender to make Advance shall automatically be terminated and (B) the Note, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.



                                   ARTICLE VII

                                  MISCELLANEOUS

          SECTION 7.01. Amendments, Etc. No amendment or waiver of any provision of any Credit Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

          SECTION 7.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic or telex communication) and mailed, telecopied, telegraphed, telexed or delivered, if to the Borrower, at its address set forth on the signature page to this Agreement; if to the Stand-by Exporter, at its address set forth on the signature page to the Stand-by Export Agreement; if to the Guarantor, at its address set forth on the signature page to the Guaranty; and if to the Lender, at its address set forth on the signature page to this Agreement; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telecopied, telegraphed or telexed, be effective when deposited in the mails, telecopied, delivered to the telegraph company or confirmed by telex answerback, respectively. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Note or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

          SECTION 7.03. No Waiver; Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right under any Credit Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies in the Credit Documents are cumulative and not exclusive of any remedies provided by law.

          SECTION 7.04. Binding Effect. This Agreement shall become effective (other than Section 2.01, which shall only become effective upon satisfaction of the conditions precedent set forth in Section 3.01) when it shall have been executed by the Borrower and the Lender, and thereupon it shall become binding upon the Borrower and the Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender.

          SECTION 7.05. Participations(a) . (a) The Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advance owing to it and the Note held by it) without the prior written consent of the Borrower, provided that the Lender shall advise the Borrower of each such sale of participations within five Business Days from such sale; provided, however, that (i) the Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any other Credit Document, or any consent to any departure by the Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Note or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Note or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

     (b) The Lender may, in connection with any participation pursuant to this
Section 7.05, disclose to the participant or proposed participant, any information relating to the Borrower furnished to the Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the participant or proposed participant shall agree to preserve the confidentiality of any Confidential Information relating to the Credit Parties received by it from such Lender.

          SECTION 7.06. Confidentiality. The Lender shall not disclose any Confidential Information to any other Person without the consent of the Borrower, other than (a) to such Lender's affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 7.05, to actual or prospective participants, and then only on a confidential basis,
(b) as required by any law, rule or regulation or judicial process and (c) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

          SECTION 7.07. Governing Law. The Credit Documents shall be governed by, and construed in accordance with, the laws of the State of New York.

          SECTION 7.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

          SECTION 7.09. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Credit Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to any Credit Document in the courts of any jurisdiction.

     (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Credit Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (c) Service of process in any action or suit arising out of or in connection with any Credit Document may be made either by personal service upon any Credit Party or the Lender or by mailing a copy of the summons to the Credit Party or to the Lender either at the address set forth on the signature pages to the Credit Documents or at its last address designated in writing. In addition, the Borrower hereby irrevocably appoints the New York office of CT Corporation System (the "Process Agent"), located at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent to receive, on behalf of the Borrower service of copies of the summons and complaint and any other process which may be served in any such action or proceeding brought in such New York state or federal court sitting in New York.

          SECTION 7.10. Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any Credit Document or the actions of the Lender in the negotiation, administration, performance or enforcement thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


     ABN Amro Bank N.V., as Lender      St. Helen Holding III Ltd., as Borrower

     /s/ Julio Rito                     By: /s/ Raul Calfat
     -------------------------------        -----------------------------
     Global Trade & Advisory            Name:
        Vice President                  Title:

     /s/ Monica Busch
     -------------------------------
     Senior Vice President              By: /s/ Valdir Roque
        Global Trade & Advisory             -----------------------------
                                        Name:
                                        Title:

                                        Address:
                                        Alameda Santos 1357, 8(0)andar,
                                        01419-908 Sao Paulo - SP
                                        Brazil
                                        Attention: Miguel Longo Junior
                                        Facsimile No.: (55-11) 3269-4066
                                        Telephone No.: (55-11) 3269-4165

                                                             EXHIBIT A - FORM OF
                                                                 PROMISSORY NOTE


US$ _________________                            Place: New York, N.Y.-U.S.A
                                                 Date: ___(Date of Disbursement)

FOR VALUE RECEIVED, St. Helen Holding III Ltd., an exempted company incorporated and existing under the laws of the Cayman Islands, with its registered office located at c/o M&C Corporate Services Limited, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands (the "Borrower") hereby promises to pay to ABN Amro Bank N.V. (the "Bank"), the principal sum of US$ ________________ (the "Advance"), on _____ (the "Maturity Date"). The Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement

Both principal and interest hereunder are payable in lawful money of the United States of America, in same day funds, to the Bank, at its account at ABN AMRO Bank N.V. New York Branch, number 574-07000-2941 CHIPS 958 - I.N.O. ABN AMRO Bank N.V. Amsterdam, free and clear of all deduction of any present or future taxes, levies, imposts, charges, withholdings, penalties, fines, additions to tax and interest, imposed or levied in any jurisdiction from which any payment hereunder is remitted, or any political subdivision or taxing authority thereof, except taxes imposed on the Bank's income by the jurisdiction under which the Bank is incorporated.

The failure of the Bank to exercise any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that instance or any subsequent instance.

This promissory note is the Promissory Note referred to in the Credit Agreement, dated as of September 23, 2002, by and between the Borrower and the Lender, which among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events therein specified.

This Promissory Note shall be governed by, and construed in accordance with, the law of the State of New York, United States of America, without giving effect to its conflict of laws principles.

St. Helen Holding III Ltd., as Borrower



By:      ____________________________
Name:
Title:


VCP Exportadora E Participacoes S.A.,
as guarantor of the Borrower's obligations hereunder



By:      ____________________________
Name:
Title:


Votorantim Celulose E Papel S.A.,
as guarantor of the Borrower's obligations hereunder




By:      ____________________________
Name:
Title:

                                                             EXHIBIT B - FORM OF
                                                            DISBURSEMENT REQUEST

(Place and Date)


ABN AMRO Bank N.V.
Av. Paulista, 1374 15(0) andar
01310916 Sao Paulo SP
Brazil

Attention: Julio Rito


Gentlemen:

         We refer to the Credit Agreement dated as of September 23, 2002 (the "Credit Agreement") between St. Helen Holding III Ltd., an exempted company incorporated and existing under the laws of the Cayman Islands (the "Borrower") and yourselves (the "Lender"). Terms defined in the Credit Agreement shall have the same meaning in this Disbursement Request.

         Pursuant to Section 3 of the Credit Agreement, we hereby request the Lender to disburse the amount of US$ __________ (the "Advance") on _________ (the "Disbursement Date").

We hereby instruct you to credit to the account of ____________ the Advance on the Disbursement Date.

We confirm that, on the date hereof, the representations set forth in the Credit Agreement are true and correct and that no Event of Default has occurred and is continuing.

Sincerely yours,


by:  St. Helen Holding III Ltd., as Borrower


Name: __________________________________

Title: _________________________________

                                                             EXHIBIT C - FORM OF
                                                       STAND-BY EXPORT AGREEMENT



                                EXPORT AGREEMENT


         THIS EXPORT AGREEMENT, dated as of September 23, 2002 (this "Agreement"), is entered into among St. Helen Holding III Ltd., an exempted company incorporated and existing under the laws of the Cayman Islands (the "Borrower") and VCP Exportadora E Participacoes S.A., a corporation duly organized and validly existing under the laws of Brazil (the "Stand-by Exporter"). The terms used in this Agreement, unless otherwise defined herein, shall have the same meaning as the terms used and defined in the Credit Agreement (the "Credit Agreement") dated as of the date hereof between the Borrower and ABN Amro Bank N.V. (the "Lender").


                                   WITNESSETH:


         WHEREAS, this Agreement is a condition precedent under the Credit Agreement,

         WHEREAS, the Stand-by Exporter has been informed that, pursuant to the Credit Agreement, the Stand-by Exporter must be prepared to deliver to the Borrower, upon demand by the Borrower, sufficient Products to enable the Borrower to sell such Products to third persons and use the proceeds of the sales to make the payments required by the Credit Agreement,

         NOW, THEREFORE, to induce the Lender to enter into the Credit Agreement and to extend credit thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Stand-by Exporter have agreed to execute this Agreement.

         Accordingly, the parties hereto agree as follows:


                                    ARTICLE I
                                   DEFINITIONS


         SECTION 1.1 Definitions. As used herein, the following terms shall have the following meanings:

         "Agreement" has the meaning set forth in the introduction hereto.

         "Applicable Law" means any applicable statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, approval (including any Governmental Approval), concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by (or any interpretation or administration of any of the foregoing by), any Governmental Authority, whether in effect as of the date hereof or hereafter.

         "Brazil" means the Federative Republic of Brazil.

         "Business Day" means a day (other than Saturday or Sunday) on which commercial banks are not authorized or required to close in New York City, New York or Sao Paulo, Brazil.

         "Dollars" and "$" mean lawful money for the time being of the United States of America.

         "Export" has the meaning set forth in Section 2.1(a).

         "Governmental Approval" means any action, order, authorization, consent, approval, license, lease, ruling, permit, tariff, rate, certification, exemption, filing or registration from, by or with any Governmental Authority.

         "Governmental Authority" means any nation or government, any state or municipality, any multi-lateral or similar organization or any other agency, instrumentality or political subdivision thereof and any entity exercising executive, legislative, judicial, monetary, regulatory or administrative functions of or pertaining to government.

         "Process Agent" has the meaning set forth in Section 6.9(b).

         "Products" means products produced or acquired by the Stand-by Exporter in Brazil.

         SECTION 1.2 Other Interpretive Provisions. (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

         (b) The words "hereof," "herein," "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement, and any subsection, Section, Article, Annex, Schedule and Exhibit references are to this Agreement unless otherwise specified.

         (c) (i) The term "documents" includes any and all documents, instruments, agreements, certificates, indentures, notices and other writings, however evidenced (including electronically).

                  (ii) The term "including" is not limiting and (except to the extent specifically provided otherwise) shall mean "including without limitation."

                  (iii) Unless otherwise specified, in the computation of periods of time from a specified date to a later specified date, the word "from" shall mean "from and including," the words "to" and "until" each shall mean "to but excluding," and the word "through" shall mean "to and including."

                  (iv) The terms "may" and "might" and similar terms used with respect to the taking of an action by any Person shall reflect that such action is optional and not required to be taken by such Person.

         (d) Unless otherwise expressly provided herein: (i) references to agreements (including this Agreement) and other documents shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent that such amendments and other modifications are not prohibited by any Credit Document, and (ii) references to any Applicable Law are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing, interpreting or implementing such Applicable Law.


                                   ARTICLE II
                                SALE OF PRODUCTS


         SECTION 2.1 Sale of Products by the Stand-by Exporter. The Stand-by Exporter hereby agrees to sell Products to the Borrower from time to time upon request by the Borrower (each such sale, an "Export"). In order to request any Export, the Borrower shall send a notice to the Stand-by Exporter informing it of the amount and/or type of Products to be so sold and such other information as may be applicable. All exports to the Borrower shall be made pursuant to the Stand-by Exporter's standard terms and conditions of sale, unless otherwise agreed by the parties hereto.

         For the purpose of clarification, the Stand-by Exporter's obligations hereunder shall not be terminated except as described in Section 5.1, including as a result of any bankruptcy, insolvency or similar event with respect to the Borrower or any non-payment by the Borrower hereunder.

         SECTION 2.2 Purchase and/or Resale by the Borrower. It is understood and agreed by the Stand-by Exporter that the price and terms and conditions of resale by the Borrower of the Products purchased pursuant to Section 2.1 shall be determined by the Borrower in its sole discretion, and any and all payments made by the Borrower's customers for Products sold hereunder shall be retained by the borrower for its own account.

         SECTION 2.3 Payment of Purchase Price. Payments for Products purchased pursuant to Section 2.1 shall be made in Dollars and shall be payable by the Borrower to the Stand-by Exporter within 180 days of export thereof from Brazil. All payments by the Borrower to the Stand-by Exporter hereunder shall be paid to such account as the Stand-by Exporter may from time to time specify in a written notice to the Borrower.

         SECTION 2.4 Governmental Approvals. In connection with each Export, the Stand-by Exporter shall be responsible for obtaining all required Governmental Approvals and for satisfying whatever formalities may be required with respect to any Export and to take such other actions related thereto as the Borrower may reasonably request, and to deliver evidence of any such Governmental Approvals to the Borrower within a reasonable time after the Borrower's request therefore.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES


         SECTION 3.1 Representations and Warranties of the Stand-by Exporter. As of the date hereof, the Stand-by Exporter hereby represents and warrants to the Borrower that:

                  (a) it: (i) is a corporation duly organized, validly existing and in good standing under the laws of Brazil, (ii) has full power, authority and legal right to make and perform its obligations under this Agreement, (iii) has no Liens on any of its Products (or the receivables or other proceeds therefrom) except for Liens that permit it to sell Products to the Borrower free and clear of Liens in accordance with this Agreement, and (iv) except to the extent that any non-compliance (in the aggregate) is not reasonably likely to have a Material Adverse Effect, is in compliance with its organizational documents, all Applicable Laws, Governmental Approvals and contractual obligations applicable to it,

                  (b) the making and performance by it of this Agreement have been duly authorized by all necessary corporate action (including any necessary shareholder action), and do not contravene: (i) its organizational documents, (ii) any Applicable Law, decree, judgment, award, injunction or similar legal restriction in effect or (iii) any document or other contractual restriction binding upon or affecting it or any of its property, or result in the creation of any Lien on any of its property that could reasonably be likely to have a Material Adverse Effect; and no provision of any Applicable Law imposes materially adverse conditions upon this Agreement or its obligations hereunder or thereunder,

                  (c) all Governmental Approvals and other actions by, and all notices to and filings and registrations with, any Governmental Authority, and all third-party approvals, required for the due execution, delivery and performance by the Stand-by Exporter of this Agreement for the legality, validity or enforceability hereof have been obtained and are in full force and effect; provided that certain Governmental Approvals are required in connection with the export of Products from Brazil, but the Stand-by Exporter has no reason to believe that any such Governmental Approvals would not be obtained,

                  (d) this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, concordata, falencia or similar laws affecting the enforcement of creditors' rights generally and as may be limited by equitable principles of general applicability,

                  (e) there is no litigation, investigation, arbitration or other proceeding pending or, to its best knowledge, threatened against it by or before any arbitrator or Governmental Authority that (in the aggregate): (i) has had or, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity, binding effect or enforceability of this Agreement,

                  (f) it is subject to civil and commercial law with respect to its obligations under this Agreement, and the making and performance by it of this Agreement constitute private and commercial acts rather than public or governmental acts; and neither it nor any of its properties is entitled to immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from any action, suit, set-off or proceeding, or service of process in connection therewith, arising under this Agreement,

                  (g) there is no income, stamp or other tax, levy, assessment, impost, deduction, charge or withholding of any kind imposed by Brazil (or any municipality or other political subdivision or taxing authority thereof or therein that exercises de facto or de jure power to impose such tax, levy, assessment, impost, deduction, charge or withholding) on or by virtue of the execution or delivery of this Agreement and/or the performance of the Stand-by Exporter's obligations hereunder; and it has filed all tax returns required to be filed by it and paid all taxes shown to be due thereon except such as are being contested in good faith by appropriate proceedings, and

                  (h) this Agreement is in proper legal form under the laws of Brazil for the enforcement hereof against it (and does not violate, nor will performance hereunder violate, Brazilian sovereignty, public order or morality (soberania nacional, ordem publica ou bons costumes)); provided that, for the enforceability of this Agreement before Brazilian courts, the signatures of the parties signing this Agreement outside Brazil must be notarized by a notary public qualified as such under the laws of the place of signing and the signature of such notary public must be authenticated by a Brazilian consular officer at the competent Brazilian consulate; and, subject to the preceding, all formalities required in Brazil for the validity and enforceability (including any necessary registration, recording or filing with any court or other Governmental Authority) of this Agreement have been accomplished, and no taxes, assessments and other governmental charges or levies are required to be paid for the validity and enforceability thereof.


                                   ARTICLE IV
                       COVENANTS OF THE STAND-BY EXPORTER


         SECTION 4.1 Covenants. The Stand-by Exporter covenants and agrees with the Borrower that, until the termination of this Agreement, the Stand-by Exporter shall:

                  (a) preserve and maintain its legal existence,

                  (b) comply with the requirements of all Applicable Laws and orders of any Governmental Authority to the extent that the failure to comply therewith could (in the aggregate) reasonably be expected to have a Material Adverse Effect,

                  (c) promptly obtain, and maintain in full force and effect, all Governmental Approvals from time to time necessary for its authorization, execution and delivery of this Agreement and the due performance of all of its obligations hereunder, and

                  (d) not create, assume or suffer to exist any Lien on any of its Products (or the receivables or other proceeds therefrom) except for Liens that permit it to sell Products to the Borrower free and clear of Liens in accordance with this Agreement.

                                    ARTICLE V
                              TERM AND TERMINATION


         SECTION 5.1 Term. This Agreement shall commence on the date of effectiveness of the Credit Agreement and shall continue until all obligations under the Credit Documents have been paid and performed in full.


                                   ARTICLE VI
                                  MISCELLANEOUS


         SECTION 6.1 Waiver. No failure on the part of the Borrower to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any other remedies provided by Applicable Law.

         SECTION 6.2. Notices. All notices, requests, instructions, directions and other communications provided for herein (including any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including by facsimile) delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof, or, as to any party, at such other address as shall be designated by such party in a notice to each other party. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when personally delivered or, in the case of a facsimile or mailed notice, upon receipt, in each case given or addressed as aforesaid.

         SECTION 6.3 Expenses. Each of the Stand-by Exporter and the Borrower shall bear its own expenses with respect to the transactions contemplated hereby. The Stand-by Exporter shall pay all sales, use, stamp, duty, transfer, vehicle use, service, recording, real estate and other taxes, fees or similar charges, if any, imposed by any Governmental Authority in connection with any Export hereunder.

         SECTION 6.4 Modification of Agreement. All modifications, consents, amendments or waivers of any provision of this Agreement shall be effective only if the same shall be approved in writing by the parties hereto and then shall be effective only in the specific instance and for the specific purpose for which given.

         SECTION 6.5 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         SECTION 6.6 Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.


         SECTION 6.7 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

         SECTION 6.8 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF NEW YORK (NOT INCLUDING SUCH STATE'S CONFLICT OF LAWS PROVISIONS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW). FOR THE PURPOSES OF ARTICLE 9 OF DECREE-LAW NO. 4657 DATED SEPTEMBER 4, 1942, THE PARTIES ACKNOWLEDGE THAT THE TRANSACTIONS CONTEMPLATED HEREBY HAVE BEEN PROPOSED TO THE STAND-BY EXPORTER BY THE BORROWER (ACTING OUT OF ITS (OR ITS AFFILIATES') NEW YORK OFFICES)

         SECTION 6.9 Jurisdiction, Service of Process and Venue. (a) ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO OR WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND THE STAND-BY EXPORTER IRREVOCABLY CONSENTS TO THE APPOINTMENT OF THE PROCESS AGENT AS ITS AGENT TO RECEIVE SERVICE OF PROCESS (WITH RESPECT TO THIS AGREEMENT) IN NEW YORK, NEW YORK.

         (b) The Stand-by Exporter hereby irrevocably appoints CT Corporation System (the "Process Agent"), with an office on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, as its agent and true and lawful attorney-in-fact in its name, place and stead to accept on its behalf service of copies of the summons and complaint and any other process that may be served in any such suit, action or proceeding brought in the State of New York, and agrees that the failure of the Process Agent to give any notice of any such service of process to it shall not impair or affect the validity of such service or, to the extent permitted by Applicable Law, the enforcement of any judgment based thereon. Such appointment shall be irrevocable until termination of this Agreement, except that if for any reason the Process Agent appointed hereby ceases to be able to act as such, then the Stand-by Exporter shall, by an instrument reasonably satisfactory to the Borrower, appoint another Person in the Borough of Manhattan as such Process Agent. The Stand-by Exporter covenants and agrees that it shall take any and all reasonable action, including the execution and filing of any and all documents, that may be necessary to continue the designation of a process agent pursuant to this paragraph in full force and effect and to cause such process agent to act as such. The foregoing provisions constitute, among other things, a special arrangement for service among the parties to this Agreement for the purposes of 28 U.S.C. ss.1608.

         (c) Nothing herein shall in any way be deemed to limit the ability of any Person to serve any process or summons in any manner permitted by Applicable Law or to obtain jurisdiction over any other Person in such other jurisdictions, and in such manner, as may be permitted by Applicable Law.

         (d) Each party hereto hereby irrevocably waives any objection that it may now or hereafter have to the laying of the venue of any suit, action or proceeding arising out of or relating to this Agreement brought in or removed to New York City (and courts of appeals therefrom) and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment (in respect of which time for all appeals has elapsed) in any such suit, action or proceeding shall be conclusive and may be enforced in any court to the jurisdiction of which the applicable Person is or may be subject, by suit upon judgment.

         (e) The Stand-by Exporter irrevocably waives, to the fullest extent permitted by Applicable Law, any claim that any action or proceeding commenced against it relating in any way to this Agreement should be dismissed or stayed by reason, or pending the resolution, of any action or proceeding commenced by the Stand-by Exporter relating in any way to this Agreement, whether or not commenced earlier. To the fullest extent permitted by Applicable Law, the Stand-by Exporter shall take all measures necessary for any such action or proceeding commenced against it to proceed to judgment before the entry of judgment in any such action or proceeding commenced by the Stand-by Exporter.

         SECTION 6.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN ANY ACTION, LITIGATION OR OTHER PROCEEDING OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY OTHER PERSON, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. EACH OF THE PARTIES HERETO AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED IN A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR ANY PROVISION HEREOF. THE AGREEMENT OF EACH PARTY HERETO TO THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF THE OTHER PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

         SECTION 6.11 Waiver of Immunity. To the extent that the Stand-by Exporter may be or becomes entitled to claim for itself or its property any immunity on the ground of sovereignty or the like from suit, court jurisdiction, attachment before judgment, attachment in aid of execution of a judgment or execution of a judgment, and to the extent that in any such jurisdiction there may be attributed such an immunity (whether or not claimed), it hereby irrevocably agrees not to claim and hereby irrevocably waives such immunity with respect to its obligations under this Agreement.

         SECTION 6.12 Use of English Language. This Agreement has been negotiated and executed in the English language. Except as otherwise provided,
(a) all certificates, reports, notices and other documents and communications given or delivered pursuant to this Agreement (including any modifications or supplements hereto) shall be in the English language, or accompanied by a certified English translation thereof, and (b) in the case of any document originally issued in a language other than English, the English language version of any such document shall for purposes of this Agreement and (absent manifest error) control the meaning of the matters set forth therein.

         SECTION 6.13 Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof.

         SECTION 6.14 Severability. The illegality or unenforceability in any jurisdiction of any provision hereof or of any document required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or such other document in such jurisdiction or such provision in any other jurisdiction.

         [REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                           VCP EXPORTADORA E PARTICIPACOES S.A.


                                           By:_________________________________

                                           Name:_______________________________

                                           Title:______________________________

                                           Address for notices:

                                           Alameda Santos 1357, 8(0)andar,

                                           01419-908  Sao Paulo - SP

                                           Brazil

                                           Attention: Miguel Longo Junior

                                           Facsimile No.: (55-11) 3269-4066

                                           Telephone No.: (55-11) 3269-4165

                                           WITNESSES:


                                                  -----------------------------


                                                  -----------------------------

                                           ST. HELEN HOLDING III LTD.


                                           By:_________________________________

                                           Name:_______________________________

                                           Title:______________________________

                                           Address for notices:

                                           Alameda Santos 1357, 8(0)andar,

                                           01419-908  Sao Paulo - SP

                                           Brazil

                                           Attention: Miguel Longo Junior

                                           Facsimile No.: (55-11) 3269-4066

                                           Telephone No.: (55-11) 3269-4165

                                           WITNESSES:


                                                  -----------------------------


                                                  -----------------------------

                                                             EXHIBIT D - FORM OF
                                                                        GUARANTY